Exhibit 10.3

MARKETING AND CONSULTING AGREEMENT

This Marketing and Consulting Agreement (this “Agreement”) dated                     , 2006 is entered into by and between Future Marketing, LLC, a Delaware limited liability company (“Future”), and American Telecom Services, Inc., a Delaware corporation (the “Company”), and effective as of the date of the consummation of the initial public offering of the Company’s stock (the “Effective Time”).

RECITALS

A. The Company is engaged in the business of sourcing, marketing, and distributing telephony equipment bundled with broadband or prepaid communication services.

B. Future provides the Company with certain marketing, sales and consulting services including the development and execution of the Company’s marketing plans, management of Company accounts, assistance in connection with the Company’s product development and back office services (collectively, the “Services”).

C. The Company wishes to continue to contract for the Services with Future, subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of their mutual promises and agreements and subject to the terms and conditions set forth below, the parties agree as follows:

1. Retention; Term. The Company agrees to retain Future to provide the Services, on the terms and subject to the conditions contained herein. Future shall devote such resources and time as shall be necessary to perform all Services reasonably requested by the Company from time to time. All Services shall be provided in a timely and professional manner. Future shall not, directly or indirectly, render any services of a business, commercial, or professional nature to any other entity or person in any way competitive with the Company, whether for compensation or otherwise. Future represents that the execution of this Agreement and the performance of Future’s obligations under this Agreement do not conflict with or result in a breach or a default under any agreement, contract or instrument to which Future is a party or by which Future is bound. The Term of this Agreement shall commence as of the Effective Time and shall continue through December 31, 2007 unless terminated as provided herein (the “Term”).

2. Base Fees. In consideration for the performance of the Services, the Company shall pay Future base fees (the “Base Fees”) on a monthly basis. For the period ending June 30, 2006, Future’s annualized Base Fees shall be $164,000 per year. For the period beginning July 1, 2006, and ending December 31, 2007, Future’s annualized Base Fees shall be $184,800 per year.

Future shall be responsible for all required taxes, whether Federal, state or local in nature, including, but not limited to, income taxes, that are required to be paid by it pursuant to any applicable law.

3. Bonus Payments. Future shall be eligible for Net Sales Bonus payments and Net Profits Bonus payments as follows:

(a) Net Sales Bonus. Future shall be eligible for bonus payments based on the “Company’s Net Sales”, defined as the Company’s revenues collected during the relevant bonus period, less allowances granted to retailers, markdowns, discounts, commissions, reserves for service outages, customer holdbacks, and expenses, (the “Net Sales Bonus”), as described below.

(i) Calculation and Timing of Payments. The Net Sales Bonus shall be calculated and payable as follows:

(A) Subject to the limitation in Section 3(c) below, one percent of the amount by which the Company’s Net Sales during the fiscal year ending June 30, 2006, exceed $5,000,000, payable within ten (10) days after the first public availability of the Company’s audited financial statements for the fiscal year ending June 30, 2006;

(B) Subject to the limitation in Section 3(c) below, one percent of the amount by which the Company’s Net Sales for the fiscal year ending June 30, 2007, exceed the Company’s Net Sales during the fiscal year ending June 30, 2006 payable within ten (10) days after the first public availability of the Company’s audited financial statements for the fiscal year ending June 30, 2007; and

(C) Subject to the limitation in Section 3(c) below, one percent of the amount by which the Company’s Net Sales for the six-month period ending December 31, 2007, exceed the Company’s Net Sales during the six-month period ending June 30, 2007 payable within ten (10) days after the first public availability of Company’s audited financial statements for the six month period ending December 31, 2007.

(D) The Net Sales Bonus shall in no event exceed seventy five percent (75%) of (x) Future’s then current annual Base Fees or, (y) in the case of the six-month period ending December 31, 2007, the Base Fees during such period.

(ii) Termination for Cause. If this Agreement is terminated for cause by the Company pursuant to Section 7(a) of this Agreement, Future shall be ineligible for any Net Sales Bonus following the date of termination of this Agreement; provided, however, if this Agreement is still in effect on the last day of the fiscal year or other financial reporting period on which a Net Sales Bonus payment is based, Future shall remain eligible for a Net Sales Bonus payment for such period in accordance with this Section 3.

(iii) Termination Without Cause Or For Good Reason. If this Agreement is terminated without cause by the Company, or for Good Reason by Future, Future shall be eligible for a pro rated Net Sales Bonus based on the data from the Company’s audited financial statements for the period ending on the last completed quarter of the financial reporting period on which a Net Sales Bonus is based; it being understood for purposes of Sections 3(a)(i)a and 3(a)(i)b that the sales figures shall be annualized and the resulting Net Sales Bonus shall be equal to the product of (x) the Net Sales Bonus determined on such annualized sales figures and (y) a fraction, the numerator of which shall be the number of quarters completed in the financial reporting period prior to the termination and the denominator of which shall be four; it being further understood that for purposes of Section 3(a)(i)c, if the termination occurs after September 30, 2007 but prior to December 31, 2007, the sales figures through the quarter ending September 30, 2007 shall be multiplied by two and the resulting Net Sales Bonus shall be equal to the quotient of (x) the Net Sales Bonus determined on the basis of such sales figures and (y) two. The pro rated bonus hereunder shall be payable within ten days of the termination date of this Agreement.

For purposes of this Agreement, “Good Reason” shall mean (i) the Company’s material breach of this Agreement and its failure to cure such breach within thirty (30) days after written notice thereof from Future to the Company.

(iv) Termination by Future. If this Agreement is terminated by Future for any reason (other than for Good Reason), Future shall be ineligible for any Net Sales Bonus following the date of termination, provided, however, if this Agreement is still in effect on the last day of the fiscal year or other financial reporting period on which a Net Sales Bonus is based, Future shall remain eligible for a Net Sales Bonus payment for such period in accordance with this Section 3.

(b) Net Profits Bonus. During the Term, Future shall receive a bonus based on the “Company’s Net Profits,” defined as the Company’s net income, after taxes, as determined in accordance with Generally Accepted Accounting Principles (GAAP), (the “Net Profits Bonus”), as described below.

(i) Calculation and Timing of Payments. The Net Profits Bonus shall be calculated and payable as follows:

(A) Subject to the limitation in Section 3(c) below, one percent of the Company’s Net Profits for the fiscal year ending June 30, 2006 payable within ten (10) days after the first public availability of the Company’s audited financial statements for the fiscal year ending June 30, 2006;

(B) Subject to the limitation in Section 3(c) below, one percent of the Company’s Net Profits for the fiscal year ending June 30, 2007 payable within ten (10) days after the first public availability of the Company’s audited financial statements for the fiscal year ending June 30, 2007; and

(C) Subject to the limitation in Section 3(c) below, one percent of the Company’s Net Profits for the six-month period ending December 31, 2007 payable within ten (10) days after the first public availability of Company’s audited financial statements for the six month period ending December 31, 2007.

(ii) Termination for Cause. If this Agreement is terminated for cause by the Company pursuant to Section 7(a) of this Agreement, Future shall be ineligible for any Net Profits Bonus payment following the date of termination, provided, however, if this Agreement is still in effect on the last day of the fiscal year or other financial reporting period on which a Net Profits Bonus is based, Future shall remain eligible for a Net Profits Bonus payment for such period in accordance with this Section 3.

(iii) Termination Without Cause Or For Good Reason. If this Agreement is terminated without cause by the Company, or for Good Reason by Future, Future shall be eligible for a pro rated Net Profits Bonus based on the data from the Company’s audited financial statements for the period ending on the last completed quarter of the financial reporting period on which a Net Profits Bonus is based; it being understood for purposes of Sections 3(b)(i)a and 3(b)(i)b the net profits shall be annualized and the resulting Net Profits Bonus payment shall be equal to the product of (x) the Net Profits Bonus determined on such annualized net profits and (y) a fraction, the numerator of which shall be the number of quarters completed in the financial reporting period prior to the termination and the denominator of which shall be four; it being further understood that for purposes of Section 3(b)(i)(c), if the termination occurs after September 30, 2007 but prior to December 31, 2007, the net profits through the quarter ending September 30, 2007 shall be multiplied by two and the resulting Net Profits Bonus shall be equal to the quotient of (x) the Net Profits Bonus determined on the basis of such net profits and (y) two. The pro rated bonus hereunder shall be payable within ten days of the termination date of this Agreement.

(iv) Termination by Future. If this Agreement is terminated by Future for any reason (other than for Good Reason), Future shall be ineligible for any Net Profits Bonus payment following the date of termination, provided, however, if this Agreement is still in effect on the last day of the fiscal year or other financial reporting period on which a Net Profits Bonus is based, Future shall remain eligible for a Net Profits Bonus payment for such period in accordance with this Section 3.

(c) Maximum Amount Of Bonus Payments. The aggregate of Future’s Net Sales Bonus and Net Profits Bonus will in no event exceed 112% of Future’s Base Fees during any bonus period for which the Net Sales Bonus and Net Profits Bonus are paid.

4. Stock Options. Subject to the terms and conditions of the Company’s 2005 Stock Option Plan (the “Plan”) and a Stock Option Agreement to be executed by the Company and Future (the “Option Agreement”), Future shall receive a grant of 25,000 stock options under the Plan (the “Options”) as of the Effective Time. The Options shall be subject to vesting as set forth in the Option Agreement which shall include, without limitation, accelerated vesting in the event of a termination of this Agreement without cause by the Company, for Good Cause by Future and in the event of a Change in Control.

As used hereby, “Change in Control” shall mean (w) any person shall after the date hereof become the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the voting or economic interest of all then outstanding securities of the Company, (x) the consummation of any corporate transaction, including a consolidation or merger, of the Company in which the Company is not the continuing or surviving entity, other than a consolidation or merger of the Company in which the holders of the Company’s equity interest immediately prior to the consolidation or merger shall, upon consummation of the consolidation or merger, own at least 50% of the equity interests of the surviving entity after such consolidation or merger, (y) persons who, as of the Effective Time, represent all the members of the board of directors (the “Board”) of the Company cease for any reason to constitute at least a majority of the members of the Board, or (z) the consummation of any sale (in any single transaction or series of related transactions) of all or substantially all of the assets or business of the Company.

5. Performance Accelerated Restricted Stock (PARS). Subject to the terms and conditions of the Company’s 2005 Stock Option Plan (the “Plan”) and a Performance Accelerated Restricted Stock Option Agreement to be signed by the Company and Future (“PARS Agreement”), Future shall receive a grant of 50,000 shares of Performance Accelerated Restricted Stock (“PARS”) under the Plan. The PARS shall be subject to vesting as set forth in the PARS Agreement which shall include, without limitation, accelerated vesting in the event of a termination of this Agreement without cause by the Company, for Good Cause by Future and in the event of a Change in Control.

6. Business Expense Reimbursement. Future shall be reimbursed for all out-of-pocket expenses reasonably incurred by it in the performance of the Services in accordance with this Agreement, provided that such expenses are properly documented and itemized and incurred in amounts and in a manner consistent with any standard business expense reimbursement policies.

7. Termination.

(a) Termination for Cause by Company. This Agreement may be terminated for cause at any time by action of the Company’s Board of Directors. Such termination shall be effective upon the Company’s delivery to Future of written notice of such termination. For the purpose of this Agreement, a termination shall be for “cause” in the event of:

(i) any material breach of business or professional ethics by Future;

(ii) any act or omission of Future that materially injures the business or professional reputation of the Company;

(iii) Future’s conviction of, or its pleading of nolo contendere to, a felony or any crime involving fraud, dishonesty, or moral turpitude;

(iv) Future’s dishonesty in the conduct of the business affairs of the Company or in dealing with the finances or property of the Company;

(v) any material failure by Future to comply with any of the terms of this Agreement or any reasonable request of the Board of Directors of the Company; or

(vi) any material failure of Future to faithfully to perform its services hereunder in a timely and competent manner.

Upon termination of this Agreement for cause, except as otherwise provided herein, all of Future’s rights to compensation and benefits shall immediately terminate to the maximum extent permitted by applicable law, provided that Future shall receive any portion of the Base Fees that have accrued through the date of termination but has not previously been paid.

(b) Termination Without Cause by Company Or For Good Reason By Future. This Agreement may be terminated by the Company without cause at any time or for Good Reason by Future at any time. In the event of Future’s termination of this Agreement without cause by the Company or for Good Reason by Future, the Company’s obligations under this Agreement shall cease as of the date of such termination. However, Future shall receive any unpaid portion of any remaining Base Fees that would have accrued through the end of the Term had this Agreement not been so terminated which has not previously been paid to Future, subject to the condition that Future executes a General Release Agreement in the form prescribed by the Company in consideration for the payment to him by the Company of such remaining Base Salary. The remaining Base Fees to be paid pursuant to this paragraph shall be in accordance with the Company’s regular payroll process through the end of the Term (including any withholding) as if this Agreement had not been so terminated.

(c) Termination by Future. If Future terminates this Agreement for any reason (other than for Good Reason), all of Future’s rights to fees or other rights hereunder shall immediately terminate to the maximum extent permitted by applicable law, provided that Future shall receive such portion of the Base Fees that have accrued through the date of termination but have not previously been paid and bonuses payable in accordance with Section 3 hereof.

(d) Cooperation with Company after Termination. Following any termination of this Agreement, unless the Company has materially breached the terms thereof, and for a reasonable time thereafter, Future shall cooperate fully with the Company in all matters relating to the winding up of Future’s pending work on behalf of Company and the orderly transfer of any such pending work to other Futures of the Company as may be designated by the Company. The Company shall reimburse Future for out-of-pocket costs of Future in connection with Future’s obligation under this Section 7(e) and pay Future a pro-rated portion of Future’s Base Fees for each full business day Future is reasonably required to work to satisfy such obligations.

8. Covenant Not to Compete / Solicit. Future hereby provides the Company with the following covenants:

(a) Future recognizes and acknowledges that the Proprietary Information (as hereinafter defined) is a valuable, special and unique asset of the Company. As a result, both during the Term and thereafter, Future shall not, and shall cause its principals, employees and agents not to, without the prior written consent of the Company, for any reason, either directly or indirectly, divulge to any third-party or use for its own benefit, or for any purpose other than the exclusive benefit of the Company, any confidential, proprietary, business and technical information or trade secrets of any of the Company or of any subsidiary or affiliate thereof (the “Proprietary Information”) revealed, obtained or developed in the course of its retention with the Company. Proprietary Information shall include, but shall not be limited to: technical information, including research design, results, techniques and processes; computer codes or instructions (including source and object code listings, program logic algorithms, subroutines, modules or other subparts of computer programs and related documentation, including program notation); computer processing systems and techniques; concepts, layouts, flowcharts and specifications; know-how; any associated user or service manuals or other like textual materials (including any other data and materials used in performing Future’s duties); all computer inputs and outputs (regardless of the media on which stored or located); hardware and software configurations, designs, architecture and interfaces; technical management information, including project proposals, research plans, status reports, performance objectives and criteria, and analyses of areas for business development; and business information, including project, financial, accounting and personnel information, business strategies, plans and forecasts, customer and supplier lists, customer and supplier information and sales and marketing plans, efforts, information and data. In addition, “Proprietary Information” shall include all information and materials received from a third party by the Company or Future which third party is subject to an obligation of confidentiality and/or non-disclosure. Nothing contained herein shall restrict Future’s or its principals’, employees’ or agents’ ability to make such disclosures during the Term as may be necessary to the effective and efficient discharge of the duties required by the position or as such disclosures may be required by law, as determined by counsel to the Company. Furthermore, nothing contained herein shall restrict Future or its principals, employees or agents from divulging or using for its own benefit or for any other purpose any Proprietary Information that is (a) readily available to the general public so long as such information did not become available to the general public as a direct or indirect result of Future’s breach of this Section, or (b) was known to Future prior to its disclosure to him by the Company. Failure by the Company to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information under the terms of this Agreement.

(b) Non-competition. Commencing as of the Effective Time and continuing for a period of one year following the termination of this Agreement by the Company for cause or by Future for any reason (other than for Good Reason) or expiration of the Term (the “Restricted Period”), Future shall not, and shall cause its principals not to, anywhere in the United States or Canada, directly or indirectly, either alone or as a shareholder, partner, associate, consultant, owner, agent, creditor, or co-venturer of any other person or entity, or in any other capacity, directly or indirectly, engage in the business of sourcing, marketing, or distributing consumer telephony equipment bundled with broadband/or prepaid communication services; provided that nothing herein shall prohibit Future or any of its principals from being an owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as Future does not actively participate in the business of such corporation. Future further agrees that it shall not, and shall cause each of its employees and agents not to, directly or indirectly engage in any business at any time under a trademark or trade name that is confusingly similar to or may connote an association with any trademark or trade name of the Company.

(c) Non-Interference with Business Relations. During the Restricted Period, Future shall not and shall cause its principals not to, directly or indirectly, solicit, induce or attempt to solicit or induce any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company, or in any way interfere with any such business relation of the Company.

(d) Solicitation of Employees. During the Restricted Period, Future shall not and shall cause its principals not to, directly or indirectly, either alone or as a shareholder, partner, consultant, adviser, owner, associate, agent, creditor or co-venturer of any other person or entity, or in any other capacity, solicit, hire, attempt to solicit or hire, or participate in any attempt to solicit or hire any person who is an employee of Company or who was an employee of Company within the preceding twelve months.

(e) Scope. The parties agree that the duration, scope, and area restrictions set forth in this Section 8 are reasonable. If, at the time of enforcement of this Section 8, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.

(f) Remedies. Future agrees that if it shall commit or threaten to commit a breach of any of the covenants and agreements contained in this Section 8, then the Company shall have the right to seek and obtain, without posting any bond or security, all appropriate injunctive and other equitable remedies therefore, in addition to any other rights and remedies that may be available at law, it being acknowledged and agreed that any such breach would cause irreparable injury to the Company and that money damages would not provide an adequate remedy therefor.

9. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be delivered personally or sent by first class registered or certified mail, return receipt requested, documented overnight delivery service or telefax to the appropriate address or number as set forth below:

(a)	if to the Company, to:

2466 Peck Road

City of Industry, California 90601

(b)	if to Future, to:

[ ]

or to such other persons or at such other addresses as shall be furnished by either party by like notice to the other. Such notice or communication shall be deemed to have been given or made (a) if personally delivered, on the date so delivered, (b) if sent by registered or certified mail, on the date of receipt or the date delivery is refused, (c) if sent by documented overnight delivery service, on the next business day following delivery to the courier service, or (d) if sent by facsimile transmission, on the date of transmission if sent during normal business hours of the recipient or, if not, then on the next business day.

10. Resolution of Disputes; Equitable Remedies.

(a) Any controversy, dispute or claim arising out of, or relating to, this Agreement or the breach or alleged breach hereof, or affecting this Agreement in any way, shall be settled by final and binding arbitration in New York, New York in accordance with the applicable provisions of the American Arbitration Association (the “AAA”) in effect at the time of filing of the demand for arbitration. The arbitration shall be conducted by one arbitrator who shall be selected by the mutual agreement of the parties or, failing such agreement, by the AAA.

The parties will cooperate with the AAA and with one another in selecting an arbitrator from the AAA’s panel of neutrals and in scheduling the arbitration proceedings. The parties will participate in the arbitration in good faith and will share equally in its costs. The parties shall be entitled to such discovery as the parties agree or as otherwise ordered by the arbitrator. By further agreement of the parties or direction of the arbitrator, proceedings which, in the judgment of the arbitrator, are not dependent on the credibility of a testifying witness may be held other than in person, such as via telephone conference. The arbitrator shall render a written reasoned award and may award all forms of relief that would otherwise be available in court, including injunctive relief. If judicial enforcement of the arbitrator’s award is sought by either party, judgment may be entered upon such award in any court of competent jurisdiction. By signing this Agreement, each party expressly agrees to have all disputes, claims or controversies arising out of or relating to this Agreement, decided by neutral arbitration, and gives up (i) any rights the party might possess to have those matters litigated in a court or jury trial, and (ii) judicial rights to discovery and appeal except to the extent that they are specifically provided for under this Agreement. If any party refuses to submit to arbitration after agreeing to this provision, the party may be compelled to arbitrate under federal or state law.

11. Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties, their heirs, successors, and personal representatives; provided, however, that Future may not assign any of its rights, obligations or duties hereunder.

12. Waivers and Amendments. This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties hereto. Each of the parties may, only by an instrument in writing, extend the time for the performance of any of the obligations of the other or waive any compliance with any of the covenants or performance of any of the obligations of the other contained in this Agreement. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any waiver on the part of either party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

13. Interpretation.

(a) The Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

(b) Each party has reviewed and participated in drafting and revising this Agreement and the normal rule of construction that any ambiguity is to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

14. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall, nevertheless, continue in full force and effect without being impaired or invalidated in any way.

15. Entire Agreement. This Agreement, the Option Agreement and the PARS Agreement, represent the entire agreement and understanding of the parties with reference to the matters forth herein, and no representations, warranties, covenants or undertakings have been made in connection with this Agreement other than those expressly set forth herein. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the date first written above.

FUTURE MARKETING LLC

By:
Its:

AMERICAN TELECOM SERVICES, INC.

By:
Its: